                                                                     EXHIBIT 12

                     CONAGRA, INC. AND SUBSIDIARIES
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (in millions)





                                                       THIRTEEN WEEKS
                                                           ENDED
                                                       AUGUST 30, 1998
                                                       ---------------
Fixed charges
 Interest expense                                          $   91.7
 Capitalized interest                                           1.6
 Interest in cost of goods sold                                 4.2
 One third of noncancelable lease rent                          8.5
                                                           --------
  Total fixed charges (A)                                  $  106.0
                                                           --------
                                                           --------

Earnings
 Pretax income                                             $  177.8
 Add fixed charges                                            106.0
 Less capitalized interest                                     (1.6)
                                                           --------
 Earnings and fixed charges (B)                            $  282.2
                                                           --------
                                                           --------

 Ratio of earnings to fixed charges (B/A)                       2.7



For the purpose of computing the above ratio of earnings to fixed charges, earnings consist of income before taxes and fixed charges. Fixed charges, for the purpose of computing earnings, are adjusted to exclude interest capitalized. Fixed charges include interest on both long and short-term debt (whether said interest is expensed or capitalized and including interest charged to cost of goods sold), and a portion of noncancelable rental expense representative of the interest factor. The ratio is computed using the amounts for ConAgra as a whole, including its majority-owned subsidiaries, whether or not consolidated, and its proportionate share of any 50% owned subsidiaries, whether or not ConAgra guarantees obligations of these subsidiaries.



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